PRUDENTIAL HOME MORTGAGE COMPANY, INC.

	     OFFICER'S ANNUAL COMPLIANCE CERTIFICATE

			   SASI 1995-3


The undersigned, a Vice President of the Prudential Home Mortgage Company, Inc., (the "Servicer") under a Servicing Agreement (the "Agreement") entered into between the Servicer and Securitized Asset Sales, Inc., (the "Principal"), hereby certify to the Master Servicer that:

   (i) a review of the activities of the Servicer during the preceding calendar year and of its performance under this Agreement has been made under the undersigned's supervision, and

   (ii) to the best of the undersigned's knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such year.

Capitalized terms used in the Agreement but not defined herein shall have the same meaning given to them in the Agreement.



Date:  March 20, 1996

By:  /s/ Brian Bartlett

Name:  Brian Bartlett

Title:  Vice President, Investor Services